Exhibit 99


        Shells Seafood Restaurants, Inc. Reports Third Quarter Results

                       Hurricanes Impact Sales, Profits

     TAMPA, Fla., Oct. 27 /PRNewswire-FirstCall/ -- Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported a net loss for the third quarter ended September 26 of $799,000 or $0.17 per share based on 4,813,000 common shares outstanding, compared to a net loss for the third quarter ended September 28, 2003 of $833,000 or $0.18 per share based on 4,631,000 common shares outstanding.
    Net income for the first 39 weeks of 2004 was $104,000 or $0.01 per share based on 11,125,000 diluted common shares outstanding. In comparison, net income for the first 39 weeks of 2003 was $195,000 or $0.02 per share based on 11,168,000 diluted common shares outstanding.
    "The four hurricanes that impacted Florida in August and September hit our company particularly hard since all of our restaurants are located in the state," said Shells CEO and President Leslie Christon. "We had several locations closed for extended periods of time, suffered substantial damage to some restaurants and have one restaurant that will not reopen until November."
    Due primarily to an estimated $700,000 in lost sales resulting from hurricane-related restaurant closures, as well as having three fewer restaurants in operation, revenues for the third quarter of 2004 decreased by 14.2% to $8,682,000 from $10,125,000 in the comparable period in 2003.
Revenues for the 39-week period of 2004 decreased by 7.9% to $32,271,000 from $35,038,000 in the comparable period in 2003. The Company operated 25 restaurants as of the third quarter ended 2004 compared to 28 restaurants at the end of the comparable quarter of 2003. One restaurant closed during the third quarter of 2004.
    Same store sales for the third quarter of 2004 declined 5.8% from the comparable quarter in 2003. Adjusting for the estimated hurricane-related sales loss, same store sales for the third quarter of 2004 increased 2.2% over the comparable quarter in 2003. Same store sales for the 39-week period in 2004 declined 3.3% from the comparable period in 2003. Adjusting for the estimated hurricane-related sales loss, same store sales for the 39-week period of 2004 decreased 1.0% from the comparable period in 2003.
    "Were it not for estimated sales losses directly related to the hurricanes, comparable store sales were projected to be positive for the quarter," Christon said. "We're very proud of our restaurant teams and the dedication they showed in getting our restaurants reopened quickly. Although Mother Nature temporarily disrupted our progress, sales rebounded late in the quarter and guests are responding to the positive menu and service changes we've made."
    Shells estimates it lost 140 full and 46 partial days of operations during the third quarter of 2004 because of the hurricanes, due to various power outages, evacuations, curfews and damage-related closings. Casualty related cash flow losses caused by the interruption of business and the replacement of damaged or destroyed assets, net of insurance proceeds, are expected to exceed $750,000 through the fourth quarter of 2004 when all the recovery work will be completed.

    The results for the third quarter and 39-week period of 2004 included non-recurring income of $51,000 and $262,000, respectively. The hurricane-related insurance proceeds, in excess of related expenses and losses from disposal of damaged assets, were applied against assets that were previously impaired or had been fully depreciated, creating an accounting gain of $497,000. This gain was offset by interest expense of $446,000 relating to warrants issued in connection with the previously-announced agreement by investors to extend the maturity dates of the Company's two $1,000,000 promissory notes. Non-recurring income for the 39-week period in 2004 also included a refund and corresponding reduction in reserves for workers' compensation funding of $161,000 and a gain on disposition of property of $89,000, offset in part by a one-time charge for severance expense of $39,000. Exclusive of these non-recurring items in 2004, net losses for the third quarter and the first 39-week period of 2004 were $850,000 or $0.18 per share and $158,000 or $0.03 per share, respectively.
    The results for the third quarter of 2003 included a non-recurring loss of $70,000, attributable to the recognition of severance expense. The results for the 39-week period of 2003 included non-recurring income of $91,000, consisting of a refund and corresponding reduction in reserves for workers' compensation funding of $197,000, offset in part by the recognition of severance expense of $70,000 and by a $36,000 inventory write down. Exclusive of these non-recurring items in 2003, the net loss for the third quarter of 2003 was $763,000 or $0.16 per share and net income for the first 39-week period of 2003 was $104,000 or $0.01 per share diluted.

    The Company currently manages and operates 25 full service, neighborhood seafood restaurants in Florida under the name "Shells." Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab, and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.

    In addition to seasonal fluctuations, the Company's quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; cash balances available for operating activities; and the timing, costs and charges relating to restaurant openings and closings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission ("SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time-to-time in the Company's SEC filings.


                         SHELLS SEAFOOD RESTAURANTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                   (Unaudited)
                                    13 Weeks    13 Weeks   39 Weeks   39 Weeks
                                     Ended       Ended      Ended      Ended
                                    Sept. 26,   Sept. 28,  Sept. 26,  Sept. 28
                                      2004        2003       2004       2003

    Revenues                         $8,682     $10,125    $32,271    $35,038

    Costs and expenses:
      Cost of sales                   2,956       3,319     10,798     11,469
      Labor and other related
       expenses                       2,902       3,407      9,900     10,760
      Other restaurant operating
       expenses                       2,443       2,847      7,761      8,557
      General and administrative
       expenses                         770         904      2,430      2,617
      Depreciation and amortization     272         276        851        800
    Income from operations             (661)       (628)       531        835

    Interest expense, net              (552)       (110)      (758)      (347)
    Other income (expense)              465         (41)       522        (94)
    Income (loss) before elimination
     of minority partner interest and
     income taxes                      (748)       (779)       295        394
    Elimination of minority partner
     interest                           (51)        (54)      (191)      (199)
    Income (loss) before provision
     for income taxes                  (799)       (833)       104        195
    Income tax expense                    -           -          -        -

    Net income (loss)                 $(799)      $(833)      $104       $195

    Net income (loss) per share of
     common stock:
      Basic                          $(0.17)     $(0.18)     $0.02      $0.04
      Diluted                        $(0.17)     $(0.18)     $0.01      $0.02

    Average number of weighted common
     shares outstanding:
      Basic                           4,813       4,631      4,723      4,559
      Diluted                         4,813       4,631     11,125     11,168




                        SHELLS SEAFOOD RESTAURANTS, INC.
                             (Dollars in thousands)

                                                  (Unaudited)
                                    13 Weeks   13 Weeks  39 Weeks   39 Weeks
                                     Ended      Ended      Ended      Ended
                                    Sept. 26,  Sept. 28,  Sept. 26   Sept.28,
                                      2004       2003       2004       2003
    System-wide sales:
      Company-owned restaurants (1)  $8,648    $10,087    $32,143    $34,914
      Licensed restaurants (2)        1,713      1,907      6,044      5,487
      Total                         $10,361    $11,994    $38,187    $40,401



                                                        Sept. 26,    Sept. 28,
    Number of restaurants at end of period:                2004         2003
      Company-owned restaurants (1)                          21           24
      Licensed restaurants (2)                                4            4
      Total                                                  25           28

    Balance sheet data:
      Cash                                                 $385       $1,265
      Working capital (deficiency)                       (3,218)      (2,825)
      Total assets                                       11,259       12,868
      Stockholders' equity                                1,303        2,412

    (1) Includes one joint venture restaurant in which the Company has a 51% equity interest.
    (2) Includes one restaurant that was closed between March 3 and June 23, 2003 due to a fire.


SOURCE  Shells Seafood Restaurants, Inc.
    -0-                             10/27/2004
    /CONTACT: Rick Van Warner, +1-407-628-3104, or Warren Nelson, +1-813-961-0944, both of Shells Seafood Restaurants, Inc./
    /Web site:  http://www.shellsseafood.com /
    (SHLL)

CO:  Shells Seafood Restaurants, Inc.
ST:  Florida
IN:  OTC RST
SU:  ERN ERP